Exhibit 10.23

Microvision, Inc.
Executive Loan Plan
Term Sheet

Title:	Microvision, Inc. Executive Loan Plan, as amended
Purpose:	Executive benefit. No limitations placed on use of funds.
Participants:	Executive Officers of Microvision approved by the Board of Directors.
Structure:	Unsecured revolving line of credit.
Line Amount:	Three times the then current annual salary less any outstanding borrowings under the Executive Note Plan.
Repayment:	Any outstanding balances under the Loan Plan shall be repaid as follows:
	1.	Within 12 months following the Executive's termination of employment for any reason.
2.
The Plan may be terminated at any time by the Board of Directors. Upon such termination, any outstanding balance shall be repaid to the Company within 30 days or, at the election of the Executive, may be converted to a one-year term note. Such term note shall bear interest at the minimum IRS rate and shall be payable in whole or in part prior to its due date without penalty.
Interest:
Interest is computed at the minimum IRS rate. Interest is due and payable annually within 15 days following the end of each year. However, interest is forgiven as of the last day of any year in which the Executive remains employed on the last day of that year or during which the Executive terminates due to permanent and total disability or death.
Collateral:	None. Borrowings are unsecured under the Plan.
Effective date:	July 15, 2000

PROMISSORY NOTE

$	Date:
At: Bothell, Washington

For value received,                                                  (the "Maker") promises to pay to Microvision, Inc. (the "Payee"), the principal sum of                                                   and         /100 Dollars ($                        ) on the terms and conditions described in this Promissory Note (the "Note").

Principal shall be due and payable in full (1) within 12 months following the Maker's termination of employment for any reason or (2) within 30 days of demand by the Payee upon the termination of Payee's Executive Loan Plan; provided that, in the event that Payee makes demand in accordance with clause (2), Maker may elect to deliver to Payee a promissory note in the principal amount equivalent to the outstanding principal balance hereunder, having a term of one year and bearing interest at the applicable federal rate. The outstanding principal under such term note shall be payable in whole or in part prior to its due date without penalty.

Interest on this Note shall accrue at a rate equal to                                                  percent (                        %) per annum. Interest shall be payable annually within 15 days following the end of each year; provided, however, that interest due hereunder shall be forgiven as of December 31 for any year in which amounts hereunder shall remain due and owing and (i) as of which date Maker is employed by Payee or (ii) during which year Maker's employment with Payee has been terminated due to permanent and total disability or death. Maker acknowledges that any interest forgiven pursuant to the foregoing clause shall be treated for tax and accounting purposes as compensation income paid by Payee to Maker.

In no event shall the amount of interest to be paid by Maker hereunder exceed the maximum interest rate permissible under applicable law. To the extent any payments are deemed to exceed the maximum interest rate, such excess shall be applied to the outstanding principal. Any amount that cannot be applied to principal shall be repaid to Maker.

This Note is unsecured. Principal and interest shall be payable in lawful money of the United States at the time of the payment.

Maker shall have the right at any time to prepay this Note in full or in part without penalty or bonus. Any prepayment shall first be applied to accrued but unpaid interest. Principal and interest payments shall be paid without setoff, deduction, or counter-claim.

If Maker fails to make the payments hereunder on the date that such payments become due, or if Maker makes a general assignment for the benefit of creditors or is subject to any voluntary or involuntary petition in bankruptcy, then Payee shall have the right and option to declare, without notice or demand of any kind, that the unpaid principal balance of this Note, together with all accrued and unpaid interest, is immediately due and payable and this Note shall thereafter bear interest at the maximum rate permitted to be charged under applicable usury law. The provisions of this paragraph shall not become applicable by reason of any petition involuntarily filed against Maker unless such petition remains undischarged for a period of more than sixty (60) days after the filing thereof.

This Note shall be construed and enforced in accordance with the laws of the State of Washington and all of its terms and conditions shall be enforceable by the successors and assigns of Payee and Maker.

Payments on this Note shall be made without expense to Payee, and Maker agrees to pay all costs and expenses, including reasonable attorneys' fees, of Payee incurred in connection with the enforcement of this Note, to the extent that Payee substantially prevails in any action for enforcement.

Acceptance by Payee of any partial payment shall not be deemed to constitute a waiver by Payee to require prompt payment of all sums when demanded.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LEND MONEY, EXTEND CREDIT OR FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the undersigned has executed this Note, effective as of the date first written above.

"MAKER"
Signature
Print Name
Social Security #